ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

ALTO GROUP HOLDINGS, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Board of Directors of Alto Group Holdings, Inc. (the "Company") has designated 300,000 of the the Company's 20,000,000 authorized shares of preferred stock as "Series C Preferred Stock" having the following rights, preferences, privileges, and restrictions: each share of Series C Preferred Stock shall not be entitled to dividends, distributions, or the assets of the Company upon liquidation thereof, but shall hold Hundred Thousand (100,000) votes each, and shall vote together with holders of the Company's common stock on all matters upon which common stockholders may vote.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees